FOR IMMEDIATE RELEASE

Harvest Natural Resources Announces Revised Proposal from Pluspetrol for Company’s Interests in Venezuela; Termination of Negotiations with Vitol

HOUSTON, November 19, 2013 — Harvest Natural Resources, Inc. (NYSE:  HNR) today announced updated information about its continuing discussions with Pluspetrol Venezuela S.A. to sell Harvest’s 32% interest in Petrodelta, S.A., its Venezuelan equity affiliate.

In response to a new proposal by Pluspetrol, Harvest and Pluspetrol have agreed, subject to negotiation of definitive agreements, to enter into two independent transactions. Under the proposal, Pluspetrol would purchase Harvest’s 32% interest in Petrodelta, S.A. by purchasing HNR Energia B.V.’s 80% interest in Harvest-Vinccler Dutch Holding B.V. (HVDH) in two separate and independent transactions. The total consideration for both proposed transactions would be $400 million.

In the first proposed transaction, which is expected to close in December 2013, Harvest would sell 29% of HVDH for $125 million.  Net proceeds from this first transaction are estimated to be approximately $120 million after deductions related to transaction expenses and taxes. These net proceeds would be used to pay Harvest’s long-term debt with the remaining proceeds used for working capital.

In the second proposed transaction, Harvest would sell its remaining interest in HVDH for $275 million. Closing of the second transaction is expected to occur in the first half of 2014 and would be subject to, among other things, receipt of approvals from Harvest’s stockholders and the Government of the Bolivarian Republic of Venezuela. Net proceeds from the second transaction are estimated to be approximately $200 million after deductions related to transaction expenses and taxes.

While Harvest and Pluspetrol have agreed to negotiate to enter into these transactions, there can be no assurance that these negotiations will result in the currently proposed transactions or any other transaction.

James A. Edmiston, President and CEO of Harvest, said:  “After extended negotiations with Pluspetrol, we have come to believe this structure affords the parties a much less complex transaction structure while at the same time providing Harvest with the near-term liquidity required to fund the Company and complete the previously announced sales processes.”

Harvest also announced today that negotiations toward definitive agreements with Vitol S.A. for the sale of the Company’s 66.667% interest in the Dussafu Marine Permit PSC, offshore Gabon, as announced September 30, 2013, have terminated as the parties failed to reach definitive agreements.

Mr. Edmiston continued: “In spite of our best efforts, we were unable to reach an agreement on the terms of a transaction with Vitol that would meet Harvest’s requirements on timing and certainty.  As evidenced by Gabon’s recent deepwater bid round, industry interest is very high in the Gabonese deepwater area. We have just completed our 1,130 square kilometer 3-D seismic acquisition covering Harvest’s discoveries as well as the highly prospective outboard area of the block. Our discoveries on the block, our substantial prospect inventory, and the excellent prospectivity of our outboard area should continue to draw substantial industry interest.”

About Harvest Natural Resources:

Harvest Natural Resources, Inc., headquartered in Houston, Texas, is an independent energy company with principal operations in Venezuela, exploration assets in Indonesia, West Africa, China and business development offices in Singapore and the United Kingdom.  For more information visit the Company’s website at www.harvestnr.com.

CONTACT:
Stephen C. Haynes
Vice President, Chief Financial Officer
(281) 899-5716

This press release may contain projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  They include estimates and timing of expected oil and gas production, oil and gas reserve projections of future oil pricing, future expenses, planned capital expenditures, anticipated cash flow, timing and certainty of future transactions and proceeds therefrom, and our business strategy.  All statements other than statements of historical facts may constitute forward-looking statements.  Although Harvest believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.  Actual results may differ materially from Harvest’s expectations as a result of factors discussed in Harvest’s 2012 Annual Report on Form 10-K and other public filings.